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                                                                     EXHIBIT 4.5

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

         THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ("Agreement") is made as of the 17th day of May, 2004 between POLLET, RICHARDSON & PATEL, A LAW CORPORATION ("PRP") and RICHARDSON & PATEL LLP ("RP LLP"), on the one hand, and ADVANCED TECHNOLOGY INDUSTRIES, INC. ("ATI"), and LTDnetwork, Inc. ("LTDN"), on the other hand, all of whom may hereafter be referred to as the "Parties."

                                    RECITALS
                                    --------

         A. PRP claims ATI owes PRP in excess of $720,000 for legal services rendered, costs advanced, and accrued interest (the "Debt");

         B. PRP claims LTDN damaged PRP by interfering with PRP's ability to collect the Debt from ATI;

         C. ATI and LTDN dispute liability arising from the Debt and have suggested counterclaims may exist against PRP;

         D. The parties wish to compromise and forever settle the Debt and all claims between them pursuant to the terms of this Agreement.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual promises, covenants and conditions herein contained, the Parties agree as follows:

         1. SETTLEMENT PAYMENT. ATI shall issue an aggregate of 2,250,000 shares of its common stock (the "Settlement Shares") on the terms and conditions set forth herein. The Settlement Shares shall consist of 500,000 shares of unregistered common stock of ATI (the "Restricted Shares") and 1,750,000 shares of common stock of ATI registered under an effective Form S-8 Registration Statement (the "S-8 Shares").

         2. DELIVERY OF SHARE CERTIFICATES.

         A. RESTRICTED STOCK. The Restricted Shares shall be represented by two certificates, each in the amount of 250,000 shares, issued in the name of Richardson & Patel LLP. Each certificate representing the Restricted Shares and any other securities issued in respect of the Restricted Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the shares of common stock evidenced by such certificate shall have been registered under the Securities Act of 1933 (as amended, the "Securities Act")) be stamped or otherwise imprinted with a legend substantially in the following form:

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         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

         The certificates for the Restricted Shares shall be delivered to Attn:
Addison Adams, c/o Richardson & Patel LLP, 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024 promptly after execution of this Agreement.

                  B. S-8 STOCK. The S-8 Shares shall be represented by 22 certificates. The certificates representing the S-8 Shares shall not bear a restrictive legend and shall be free trading at the time of issuance, subject to the escrow and leak-out provisions set forth below. As soon as possible after ATI files its Form 10-QSB for the first quarter of 2004, ATI shall file an appropriate Form S-8 Registration Statement registering the S-8 Shares for issuance. Thereafter, one certificate representing 100,000 S-8 Shares issued in the name of Addison Adams shall be delivered to Attn: Addison Adams, c/o Richardson & Patel LLP, 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024. The remaining 21 certificates shall be concurrently delivered to the Escrow Agent for holding and delivery pursuant to the terms of the Escrow Agreement. The certificates representing S-8 Shares shall be issued to the individuals and in the amounts as follows: (a) 8 certificates for 100,000 shares each, 1 certificate for 25,000 shares, and 1 certificate for 22,286 shares each in the name of Addison Adams, (b) 7 certificates for 100,000 shares each, 1 certificate for 25,000 shares, and 1 certificate for 16,250 each in the name of Erick Richardson, and (c) 1 certificate for 100,000 shares, 1 certificate for 50,000 shares, and 1 certificate for 11,464 shares each in the name of Nimish Patel.

         3. PENALTY SHARES. If all certificates representing the Restricted Shares issued as set forth in section 2(A) are not received by PRP by June 15, 2004, and all certificates representing the S-8 Shares issued as set forth in section 2(B) are not received by PRP and the Escrow Agent by July 1, 2004, then penalty shares shall accrue at the rate of 36% per annum in the case of Restricted Shares, and 72% per annum in the case of S-8 Shares, and in each case rounding any fractional share up to a whole share, until the share certificates are properly issued, delivered and received (the "Penalty Shares"). For example, if the certificates representing the Restricted Shares are not received by PRP until June 30, then ATI shall promptly issue an additional stock certificate representing 7,397 shares (500,000 shares x 36% x 15 days / 365 days). As a further example, if the certificates representing the S-8 Shares are not received by PRP and the Escrow Agent until August 10, 2004, then ATI shall promptly issue an additional stock certificate representing 141,534 shares (1,750,000 x 72% x 41 days / 365 days). Stock certificates representing Penalty Shares shall be due immediately on accrual and shall be promptly delivered to PRP. Penalty Shares arising from a late delivery of certificates representing the Restricted Shares and S-8 Shares shall be payable in shares of unregistered common stock of ATI, bearing the restrictive legend set forth in Section 2(A), issued to Richardson & Patel LLP.

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         4. LEAK-OUT.

                  A. MONTHLY LOCK-UP. PRP agrees that the S-8 Shares shall not be Sold in an amount that exceeds in the aggregate 100,000 S-8 Shares per month beginning June 15, 2004. For example, six months after June 15, 2004, a maximum of 600,000 S-8 Shares may have been Sold. Subject to Section 4(B), if less than 100,000 shares are Sold in any given month, more than 100,000 S-8 Shares may be Sold in subsequent months, so long as the foregoing aggregate maximum is not exceeded. An escrow shall be established with Greg Suess as Escrow Agent who shall deliver to PRP certificate(s) representing 100,000 S-8 Shares on or after the 15th of each month pursuant to the terms of the Escrow Agreement (with the last certificate(s) being for 50,000 shares) beginning July 15, 2004, in order to insure compliance by PRP with this section 4(A). PRP shall advise the Escrow Agent as to which certificates to send over each month. For purposes of this
Section 4.A., "Sold" shall mean transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, or, directly or indirectly, voluntarily or involuntarily, do any of the foregoing.

                  B. DAILY LEAK-OUT. Beginning June 15, 2004, and ending December 1, 2005, daily sales on the Over-the-counter Bulletin Board of S-8 Shares shall be limited to the greater of 7,500 shares or 2.5% of the day's trading volume. The percentage of the day's trading volume shall be calculated by dividing the number of S-8 Shares sold that day by a number which is equal to the total reported volume for that day (as shown by a source such as Yahoo! Finance) less the number of S-8 Shares sold that day.

                  C. REGISTRATION RIGHTS. The Restricted Shares shall not be subject to any lockup or leak-out restrictions. If ATI at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Form S-4 or Form S-8 or another form not available for registering the Restricted Shares for sale to the public), it will give written notice at such time to PRP and RP LLP of its intention to do so (said notice to be provided by fax and US Mail to Attn:
Addison Adams, Esq., Richardson & Patel LLP, 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024, Fax (310) 208-1154). Thereafter, ATI will cause the Restricted Shares to be included in the securities to be covered by the registration statement proposed to be filed by ATI; PROVIDED that nothing herein shall prevent ATI from abandoning or delaying such registration at any time; PROVIDED FURTHER that ATI shall not be required to include such Restricted Shares on any such registration statement to the extent such Restricted Shares can then be sold pursuant to Rule 144. As a condition to including the Restricted Shares in the securities to be covered by the registration statement proposed to be filed by ATI, ATI may require RP LLP to furnish to ATI such information and other material and execute such documents as is customary with respect to public offerings and may require RP LLP to agree to substantially the same restrictions and procedures with respect to such registration as all other security holders that are participating in such registration. Furthermore, ATI agrees to remain a reporting issuer under the Securities Exchange Act of 1934 until the second anniversary of the date of this Agreement, and shall fully cooperate with any request to allow the sale of the Restricted Shares pursuant to Rule 144 under the Securities Act to the extent such Restricted Shares are eligible to be sold pursuant to such Rule.

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         5. PRICE PROTECTION. If the closing bid price of ATI common stock is below $0.12 on a 30 consecutive calendar day average (calculated as a simple average of the daily closing price of ATI common stock rounded to the nearest whole penny) (the "Average Price"), then if the product obtained by multiplying
(a) the sum (the "Base Shares") of (i) the Protected Shares and (ii) any Additional Shares previously required to be issued pursuant to this Section 5 by
(b) the Average Price is less than the product (the "Floor Amount") obtained by multiplying (x) the Protected Shares by (y) $0.12, then additional shares of unregistered common stock of ATI (such additional shares being referred to as "Additional Shares"), bearing the restrictive legend set forth in Section 2(A), will be issued to Richardson & Patel LLP, in an amount so that the product obtained by multiplying (I) the sum of (x) the Base Shares and (y) the Additional Shares to be issued by (II) the Average Price is equal to the Floor Amount (i.e., Additional Shares = (Floor Amount / Average Price) - Base Shares). The shares subject to the price protection will include (a) all of the Restricted Shares and any Penalty Shares then held by RP LLP, and (b) any S-8 Shares then subject to the monthly lockup provided by Section 4(A) (collectively, the "Protected Shares"). For example, on February 20, 2005, the price protection will apply to 850,000 S8 shares (1,750,000 - 900,000) and any Restricted Shares or Restricted Penalty Shares. Restricted Shares and any Penalty Shares shall no longer be deemed to be Protected Shares upon the availability for sale of such shares under Rule 144, PROVIDED, however, if such Restricted Shares or Penalty Shares shall be registered pursuant to an effective registration statement under the Securities Act which is declared effective at any time prior to or within 75 days after the availability for sale of such shares under Rule 144, then, assuming said registration remains effective and available for at least 75 days thereafter, then the Protected Share status of such shares shall lapse 75 days after notice is provided to RP LLP of the effectiveness of such registration statement. The Additional Shares owing will be calculated on a daily basis and reconciled no later than as of the 14th day of each month and issued within 5 business days thereafter.

         6. RELEASE BY PRP AND RP LLP. Except for the rights and obligations of ATI and LTDN arising from this Agreement, PRP and RP LLP hereby, for themselves and their respective officers, directors, employees, agents, partners, members, representatives, predecessors, successors, insurers and assigns, as well as for anyone who may claim by or through any of them or in any way on behalf of any of them (collectively, the "Attorney Releasors"), discharge and release ATI and LTDN and their respective past and present employees, officers, directors, partners, shareholders, agents, executors, administrators, trustees, heirs,

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spouses, attorneys, insurers, representatives, assigns, predecessors, successors and related entities (the "ATI/LTDN Released Parties"), from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, against the ATI/LTDN Released Parties, which the Attorney Releasors ever had, now have or hereafter can, shall or may, have for, upon, by reason of, or arising out of any matter whatsoever from the beginning of the world to the date hereof, including, without limitation, any circumstance, thing, or event alleged, related or pertaining to nonpayment of the Debt or interference with PRP's ability to collect the Debt.

         7. RELEASE BY ATI AND LTDN. Except for the rights and obligations of PRP and RP LLP arising from this Agreement, ATI and LTDN hereby, for themselves and their respective officers, directors, employees, agents, partners, members, representatives, predecessors, successors, insurers and assigns, discharge and release PRP and RP LLP, and their respective past and present employees, officers, directors, affiliates, subsidiaries, partners, shareholders, agents, executors, administrators, trustees, heirs, spouses, attorneys, insurers, representatives, assigns, predecessors, successors and related entities (the "Attorney Released Parties"), from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, related or pertaining to legal services provided by a Attorney Released Party, or the Debt. This release shall specifically include, but not be limited to, any claims for legal malpractice, fraud, over-billing, alleged SEC violations, and any interactions with Richard Wall, including but not limited to the alleged theft of shares by Charles Kerns and/or Parsons Financial.

         8. WAIVER OF UNKNOWN CLAIMS. It is understood and agreed that the releases set forth hereinabove by PRP, RP LLP, ATI and LTDN extend to all claims of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected and any and all rights under the provisions of Section 1542 of the Civil Code of California or under any comparable statute of any other jurisdiction. PRP, RP LLP, ATI and LTDN expressly acknowledge that they are familiar with and expressly waive and relinquish every right or benefit they have or may have under the provisions of Section 1542 of the Civil Code of California which reads as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         9. RETURN OF FILES. On or prior to the date the Restricted Shares, S-8 Shares and any Penalty Shares are delivered to Addison Adams and Greg Suess in accordance with Sections 2(A) and (B) and Section 3, PRP shall deliver, or cause to be delivered, to Jim Samuelson, all hard client files and papers of ATI and its subsidiaries in the possession, or control, of PRP or RP LLP, including,

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without limitation, all memoranda, drafts, court filings, due diligence files, correspondence and any other materials produced, created, received, sent or stored on behalf of ATI or any of its subsidiaries, but not including soft client files such as electronic documents or emails.

         10. ENTIRE AGREEMENT. This Agreement contains the sole, complete and entire agreement and understanding of the Parties concerning the matters contained herein and may not be altered, modified, or changed in any manner except by a writing duly executed by the Parties. No Party is relying on any representations other than those expressly set forth herein. No conditions precedent to the effectiveness of this Agreement exist, other than as expressly provided for herein. There are no oral or written collateral agreements other than the Escrow Agreement with Greg Suess of even date herewith. All prior discussions and negotiations have been and are merged, integrated into and superseded by this Agreement and the Escrow Agreement.

         11. WAIVER. The delay or failure of a Party to exercise any right, power or privilege hereunder, or failure to strictly enforce any breach or default shall not constitute a waiver with respect thereto; and no waiver of any such right, power, privilege, breach or default on any one occasion shall constitute a waiver thereof on subsequent occasion unless clear and express notice thereof in writing is provided.

         12. ATTORNEYS' FEES UPON BREACH. If any action at law or in equity, or any motion, is brought to enforce this Agreement, the prevailing Party shall be entitled to all of its costs in bringing and prosecuting said action or motion, including reasonable attorneys' fees.

         13. APPLICABLE LAW. This Agreement shall be construed according to the laws of the State of California in effect as of the date of execution.

         14. ADVICE OF COUNSEL. The Parties represent that prior to the execution of this Agreement they had the opportunity to seek the benefit of independent legal counsel of their own selection regarding the substance of this Agreement.

         15. COSTS. The Parties to this Agreement agree to bear their own costs and attorneys' fees in connection with negotiating this settlement.

         16. NO LIABILITY. This Agreement is executed by the Parties hereto for the sole purpose of settling the matters involved in the dispute, and it is expressly understood and agreed, as a condition hereof, that this Agreement should not constitute nor be construed to be an admission of the truth or correctness of any claim asserted.

         17. WARRANTIES. The Parties, and each of them, warrant, severally and not jointly: (i) that no other person or entity had or has or claims, any interest in any of the claims, demands, causes of action, or damages covered in this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute and perform this Agreement; (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim,

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demand, cause of action, obligation, damage or liability covered in this
Agreement; and (iv) that they have not filed any complaints, charges or other actions against any other Party with any local, state or federal agency or court, or any other forum.

         18. REPRESENTATION OF AUTHORITY. Each individual executing this Agreement on behalf of any Party expressly represents and warrants that he has authority to execute and thereby bind the Party on behalf of which he executes this Agreement to the terms of this Agreement and agrees to indemnify and hold harmless each other party from any claim that such authority did not exist.

         19. HEADINGS. The headings included in this Agreement are for convenience only and do not limit, alter, or affect the matters contained in this Agreement or the paragraphs they encaption.

         20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together constitute one single document.

         21. TELEFACSIMILE SIGNATURES. This Agreement and any documents relating to it may be executed and transmitted to any other Party by telefacsimile, which telefacsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

         22. DATE OF EXECUTION. The Parties execute this Agreement as of the date first above set forth.

         23. FURTHER COOPERATION. The Parties agree to cooperate with one another to accomplish the purposes of this Settlement Agreement. In the event of a stock split, reverse stock-split, stock dividend, or other similar share reorganization, the numbers in this Agreement shall be adjusted accordingly to carry out the intent of the parties.

         24. NO ASSIGNMENT. The Parties agree that neither this Agreement, nor any rights or obligations created hereunder, may be assigned or transferred without the prior written consent of the Party or Parties affected, and any attempt to do so without such consent shall be null and void.

POLLET, RICHARDSON & PATEL,
A LAW CORPORATION

By:  /S/ Erick Richardson
     ---------------------------------------
         Erick Richardson

RICHARDSON & PATEL, LLP

By:  /S/ Erick Richardson
     ---------------------------------------
         Erick Richardson

ADVANCED TECHNOLOGY INDUSTRIES, INC.

By:  /S/ Hans Skrobanek
     ---------------------------------------
         Hans Skrobanek, CEO

LTDNETWORK, INC.

By:  /S/ Allan Klepfisz
     ---------------------------------------
         Allan Klepfisz, CEO

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